Exhibit 10.3

Award Date: February 25, 2021

LONG-TERM INCENTIVE PERFORMANCE AWARD AGREEMENT
GRANTED UNDER THE LOCKHEED MARTIN CORPORATION
2020 INCENTIVE PERFORMANCE AWARD PLAN FOR
THE 2021 – 2023 PERFORMANCE PERIOD

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

This Award Agreement applies to the Long-Term Incentive Performance (“LTIP”) Award granted by Lockheed Martin Corporation to you as of the Award Date (defined above) under the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (“Plan”). The term “Target Award” as used in this Award Agreement refers only to the Target Award awarded to you under this Award Agreement and the term “Award” refers only to the LTIP Award set forth in this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its Subsidiaries.

This Award Agreement sets forth your Target Award as well as some of the terms and conditions of your Award under the Plan, as determined by the Management Development and Compensation Committee (“Committee”) of the Board of Directors. Additional terms and conditions, including tax information, are contained in the Plan and in the Prospectus relating to the Plan of which the Plan and this Award Agreement are a part. Your Target Award is identified in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Corporation or its designee at http://www.stockplanconnect.com. The Prospectus is also available at this website.

Except as described in Section 18, your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than May 31, 2021 (the “Acceptance Deadline”). Except as described in Section 18, if you do not properly acknowledge your acceptance of this Award Agreement on or before the Acceptance Deadline, this Award will be forfeited.

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above and in Section 18, this Award will be effective as of the Award

Award Date: February 25, 2021

Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Section 18, Exhibit A (“Post-Employment Conduct Agreement”) and Exhibit B (“Stock Ownership Requirements”), as amended from time to time.

You are responsible for payment of all Taxes imposed on you as a result of the Award. The Corporation will comply with all applicable U.S. Tax withholding requirements applicable to the Award. Please see the Prospectus for the Plan for a discussion of certain material U.S. Tax consequences of the Award.

In general, the Corporation will reduce the amount paid to you under this Award Agreement by an amount sufficient to satisfy any applicable Tax withholding obligation, generally at the highest individual tax rate, unless you elect otherwise in accordance with procedures established by the Corporation during an election window that may be offered by the Corporation. If you elect a lower tax rate for withholding, then you may owe additional taxes as a result of the payment of the Award. The Corporation shall also have the right to (i) offset any other obligation of the Corporation to you (including but not limited to, by withholding from your salary) by an amount sufficient to satisfy the Tax withholding obligation, or (ii) require you (or your estate) to pay the Corporation an amount equal to the Tax withholding obligation.

If you are a taxpayer in a country other than the U.S., you agree to make appropriate arrangements with the Corporation or its subsidiaries for the satisfaction of all income and employment tax withholding requirements, as well as social insurance contributions applicable to the Award. Please see the tax summary for your country available on the Stock Plan System at http://www.stockplanconnect.com. If you are a taxpayer in a country other than the U.S., you represent that you will consult with your own tax advisors in connection with this Award and that you are not relying on the Corporation for any tax advice.

Capitalized terms used in this Award Agreement shall be defined in this Award Agreement or if not defined in this Award Agreement shall have the meaning given to the term in the Plan. Appendix A contains an index of all capitalized terms used in this Award Agreement.

Section 1.    Target Award; Performance Period.

1.1 Target Award. Your Target Award for the Performance Period under this Award Agreement shall be the U.S. dollar amount identified as your Target Award in your account in the Stock Plan System at http://www.stockplanconnect.com.

    1.2    Performance Period. The Performance Period under this Award Agreement is the three-year performance period that runs from January 1, 2021, until December 31, 2023.

1.3    Payment of Award. The amount payable to you under your Award is dependent upon the Corporation’s performance as compared to the metrics described in Section 3 and Section 4 of this Award Agreement and your continued employment with the Corporation in accordance with Section 5 of this Award Agreement. As a result of these requirements, any payments you receive may be larger or smaller than your Target Award (e.g., the performance factors could result in no payment in respect of your Award). With respect to US-based Employees, when an Award becomes vested in accordance with Section 5.2(a), the Award

Award Date: February 25, 2021

amount will be paid to the Participant in US Dollars. With respect to non-US based employees, when an Award becomes vested in accordance with Section 5.2(a), the amount payable to the Participant in cash will be the amount of the Participant’s Award converted into the Participant’s functional currency at the conversion rate determined by the Corporation in its discretion as of the date the Award becomes vested in accordance with Section 5.2(a).

Section 2.    Calculation of Award Payments.

2.1    End of Performance Period Calculation. Following the end of the Performance Period and prior to any payments being made,

(a)    The Committee will calculate the Total Stockholder Return Performance Factor based on the Corporation’s performance during the Performance Period relative to the performance of other corporations which compose the “Peer Performance Group” as defined in Section 3.1 below.

(b)    The Committee will calculate the ROIC Performance Factor based on the Corporation’s ROIC during the Performance Period as compared to the projected ROIC for the Performance Period as set forth in the February 24, 2021 Committee resolution (“ROIC Target”).

(c)    The Committee will calculate the Cash Flow Performance Factor based on the Corporation’s cumulative Cash Flow during the Performance Period as compared to the projected cumulative Cash Flow for the Performance Period as set forth in the February 24, 2021 Committee resolution (“Cash Flow Target”).

(d)    Your “Potential Award” shall be calculated by multiplying the weighted average of the Total Stockholder Return Performance Factor, the ROIC Performance Factor, and the Cash Flow Performance Factor by your Target Award. The Total Stockholder Return Performance Factor, the ROIC Performance Factor, and the Cash Flow Performance Factor shall be weighted as follows in determining the weighted average of the three performance factors:

    Total Stockholder Return Performance Factor     50%
    ROIC Performance Factor                25%
    Cash Flow Performance Factor            25%

You must (except as specified in Section 5) remain employed by the Corporation through the last day of the Performance Period to receive your Potential Award.

    2.2    Adjustment of ROIC Target and Cash Flow Target. The Committee will adjust the ROIC Target and Cash Flow Target established as described in Section 2.1(b) and Section 2.1(c), respectively, to account for the impact of any acquisition or divestiture during the Performance Period with a transaction value in excess of $1 billion at the time of the closing of the transaction. In adjusting any ROIC Target and Cash Flow Target to account for the impact of any acquisition or disposition with a transaction value in excess of $1 billion, the Committee shall also adjust the ROIC Target and Cash Flow Target for any related divestiture(s) that may be required by any regulatory authorities in connection with or as a condition to approval or

Award Date: February 25, 2021

completion of such transaction (notwithstanding that any such divestiture may have a transaction value of less than $1 billion).

Section 3.    Total Stockholder Return Performance Factor.

3.1.    Peer Performance Group. The Total Stockholder Return Performance Factor will be based upon the relative ranking of the Corporation’s TSR (as defined in Section 3.2) for the Performance Period to the TSR for the Performance Period for each company in the “Peer Performance Group.” The “Peer Performance Group” shall consist of the following companies (each a “Peer Company”):

Company	Ticker	Company	Ticker
AECOM	ACM	L3 Harris Technologies, Inc.	LHX
Carrier Global Corporation	CARR	Northrop Grumman Corporation	NOC
Caterpillar Inc.	CAT	Otis Worldwide Corporation	OTIS
Cummins Inc.	CMI	PACCAR Inc.	PCAR
Deere & Co.	DE	Parker-Hannifin Corporation	PH
Eaton Corp. plc	ETN	Quanta Services, Inc.	PWR
Emerson Electric Co.	EMR	Raytheon Technologies Corporation	RTX
General Dynamics Corporation	GD	Stanley Black & Decker, Inc.	SWK
General Electric Company	GE	Textron, Inc.	TXT
Honeywell International Inc.	HON	The Boeing Company	BA
Howmet Aerospace Inc.	HWM	3M Company	MMM
Illinois Tool Works Inc.	ITW	Trane Technologies plc	TT
Jacobs Engineering Group Inc.	J	W.W. Grainger, Inc.	GWW
Johnson Controls International plc	JCI

The following rules apply to the composition and relative ranking of the Peer Performance Group during the Performance Period:

(a)    If, on or before the last trading day of the twenty-fourth month of the Performance Period (i.e., on or before December 31, 2022), a Peer Company publicly announces that it has entered into a definitive agreement to be acquired (including, without limitation, a merger or other business combination of a Peer Company with another entity in which the Peer Company is not the survivor or the sale of all or substantially all of a Peer Company’s assets), then that Peer Company will be immediately removed from the Peer Performance Group as of the beginning of the Performance Period. In the case of the public announcement of a merger or other business combination involving two Peer Companies in which following the closing of such transaction neither Peer Company will survive, both Peer Companies will be immediately removed from the Peer Performance Group as of the beginning of the Performance Period.

(b)    If, after the last trading day of the twenty-fourth month of the Performance Period (i.e., after December 31, 2022), a Peer Company publicly announces that it has entered into a definitive agreement to be acquired (including, without limitation, a merger or other

Award Date: February 25, 2021

business combination of a Peer Company with another entity in which the Peer Company is not the survivor or the sale of all or substantially all of a Peer Company’s assets), then that Peer Company’s TSR ranking will be fixed at its ranking relative to the Corporation’s TSR (i.e., ranking either above or below the Corporation) as of the date of the announcement. In the case of the public announcement of a merger or other business combination involving two Peer Companies in which following the closing of such transaction neither Peer Company will survive, both Peer Companies’ TSR ranking will be fixed at its ranking relative to the Corporation’s TSR as of the date of the announcement. For purposes of this Section 3.1(b), TSR will be calculated in accordance with Section 3.2, with the “Ending Price” determined using the average closing price of a share of common stock (as quoted in the principal market on which it is traded as of the beginning and the ending of the Performance Period) during the twenty (20) day trading period ending on the day before the announcement.

(c)    If as a result of a public announcement of a transaction involving a Peer Company, a Peer Company is removed from the Peer Performance Group pursuant to Section 3.1(a) above or its TSR is fixed pursuant to Section 3.1(b) above and such transaction closes during the Performance Period and following the closing of such transaction the survivor is publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then subsequent to the closing the Peer Company will be added back to the Peer Performance Group for the entire Performance Period. If both parties to the transaction are Peer Companies, then Section 3.1(a) or 3.1(b) will apply to one Peer Company and Section 3.1(a), 3.1(b), or 3.1(c) will apply to the other Peer Company. For example, if two Peer Companies announce a merger in which neither Peer Company is the survivor before the last trading day of the twenty-fourth month of the Performance Period, then (i) both Peer Companies will be removed immediately from the Peer Performance Group under Section 3.1(a), and (ii) one Peer Company will be added back into the Peer Performance Group only if the merger closes during the Performance Period and the post-merger entity continues to trade under the Peer Company’s pre-merger ticker symbol or a new ticker symbol that includes the Peer Company’s pre-transaction trading history.

(d)    If during the Performance Period a transaction involving one Peer Company that was announced prior to the start of the Performance Period closes, and the survivor is publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then the Peer Company will remain in the Peer Performance Group. If, on or before the last trading day of the twenty-fourth month of the Performance Period (i.e., on or before December 31, 2022), a transaction involving one Peer Company that was announced prior to the start of the Performance Period closes, and the survivor is not publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then the Peer Company will be

Award Date: February 25, 2021

immediately removed from the Peer Performance Group as of the beginning of the Performance Period. If, after the last trading day of the twenty-fourth month of the Performance Period (i.e., after December 31, 2022), a transaction involving one Peer Company that was announced prior to the start of the Performance Period closes and the survivor is not publicly traded on a securities exchange under the Peer Company’s pre-transaction ticker symbol or under another ticker symbol that includes the Peer Company’s pre-transaction trading history, as determined by the Corporation using the tool the Corporation has designated in its discretion for computing Total Stockholder Return, then that Peer Company’s TSR ranking will be fixed at its ranking relative to the Corporation’s TSR (i.e., ranking either above or below the Corporation) as of the closing of the transaction. For purposes of the previous sentence of this Section 3.1(d), TSR will be calculated in accordance with Section 3.2, with the “Ending Price” determined using the average closing price of a share of common stock (as quoted in the principal market on which it is traded as of the beginning and the ending of the Performance Period) during the twenty (20) day trading period ending on the day before the closing of the transaction.

(e)    If a Peer Company files for bankruptcy under the US Bankruptcy Code (Title 11 of the United States Code) at any time during the Performance Period, then that Peer Company will be ranked last for purposes of the end of Performance Period calculation described in Section 3.2.

3.2.    Calculation of Total Stockholder Return Performance Factor.

Your Total Stockholder Return Performance Factor, expressed as a percentage, will be determined in accordance with the table below based on the Corporation’s Percentile Ranking of TSR against the Peer Performance Group for the Performance Period; provided, however, that, notwithstanding anything in this Award Agreement to the contrary, if the Corporation’s TSR for the three-year Performance Period is negative, the maximum Total Stockholder Return Performance Factor shall not exceed 100%. At the end of the Performance Period, each company’s TSR shall be ranked among the TSRs for each other company in the Peer Performance Group on a percentile basis (using the Excel PERCENTRANK function), taking into account any changes to the Peer Performance Group or ranking changes made during the Performance Period in accordance with Section 3.1(a) – (e) (the “Percentile Ranking”).

Band	Percentile Ranking	Total Stockholder Return Performance Factor
One	75th - 100th	200% (Maximum)
Two	60th	150%
Three	50th	100%
Four	40th	50%
Five	35th	25% (Threshold)

If the Corporation’s TSR puts the Corporation over the listed Percentile Ranking for the applicable Band (other than Band One) in the above table, your Total Stockholder Return Performance Factor shall be interpolated on a linear basis.

Award Date: February 25, 2021

For purposes of this Award Agreement, “Total Shareholder Return” or “TSR” means on a percentage basis, with respect to the Corporation or any Peer Company, the price appreciation of such company’s common stock plus the value of reinvested dividends, calculated using the Beginning Price and the Ending Price, where

“Ending Price” means the average closing price of a share of common stock during the twenty (20) day trading period ending December 31, 2023 (or another ending date specified in Section 3.1); and

“Beginning Price” means the average closing price of a share of common stock during the twenty (20) day trading period ending December 31, 2020.

The Committee, in its sole discretion, may adjust TSR as necessary for any changes in equity structure, including but not limited to stock splits or other stock dividends. The Total Stockholder Return for the Corporation and each Peer Company shall be computed from data available to the public using the tool the Corporation has designated in its discretion for computing Total Stockholder Return. The Corporation’s Total Stockholder Return will be based on the performance of the Stock. With respect to the Peer Companies, the Total Stockholder Return of each company that is taken into account in computing each Peer Company’s Total Stockholder Return will be based on the equity security of the relevant company that is traded using the ticker symbol indicated in the chart in Section 3.1 to the right of the Peer Company’s name, or a successor ticker symbol determined as described in Section 3.1(c) or Section 3.1(d).

Section 4. ROIC Performance Factor and Cash Flow Performance Factor.

4.1    ROIC Performance Factor. The ROIC Performance Factor will be determined by comparing the Corporation’s ROIC for the Performance Period to the ROIC Target and then identifying the ROIC Performance Factor based upon the factor associated with the percentage of ROIC Target on the following table:

ROIC Band	ROIC Performance Factor
112% of Target	200% (Maximum)
ROIC Target	100%
90% of Target	25% (Threshold)

(a)    ROIC Definition. For purposes of this Award Agreement, “ROIC” means return on invested capital for the Performance Period calculated as (A) average annual (i) net income (excluding any charge or addition to net income resulting solely from adjustment of deferred tax assets and liabilities for the effect of enactment of corporate tax reform and related legislation and regulations that change the top United States federal corporate income tax rate by two or more percentage points after the Award Date (“Tax Reform”)), plus (ii) interest expense times one minus the weighted average of the highest marginal federal corporate income tax rates over the three year Performance Period, adjusted to reflect any applicable limitations on deductibility of the Corporation’s

Award Date: February 25, 2021

interest expense, divided by (B) the average thirteen quarter-end investment balances (beginning with the quarter-end immediately preceding the beginning of the Performance Period) consisting of (i) debt (including current maturities of long-term debt) plus (ii) stockholders’ equity plus the postretirement plans amounts determined quarterly as included in the Corporation’s Statement of Stockholders’ Equity. For any year in which net income would otherwise be affected by (I) Tax Reform; or (II) a change in law or interpretation of law related to the amortization of research or experimental expenditures under Section 174 of the Code, as amended from time to time, as reflected in any future Long Range Plan, financial statement or tax return, net income shall be adjusted by substituting the effective tax rate assumed in the 2021 Long Range Plan for the actual effective tax rate (and ignoring the adjustment under clause (A)(i) above, if any, to the extent necessary to avoid double counting of tax impacts). Net income also shall be adjusted to exclude any non-cash settlement charge to earnings resulting solely from one or more risk transfer transactions to manage the Corporation’s pension liabilities that were not included in the 2021 Long Range Plan, including any transactions involving the purchase of a group annuity contract for a portion of the Corporation’s outstanding defined benefit pension obligations that are treated as a settlement for accounting purposes.

(b)    ROIC Determination. Each component of ROIC and the calculation of any postretirement plans amounts recorded in the Corporation’s Statement of Stockholders’ Equity shall be determined by the Committee in accordance with generally accepted accounting principles in the United States and be based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the date or period on which ROIC is being determined, the Committee shall make its determination in a manner consistent with the historical practices used by the Corporation in determining the components of ROIC and postretirement plans amounts recorded in the Corporation’s Statement of Stockholders’ Equity for purposes of reporting those items on its audited financial statements, as modified by this paragraph. Notwithstanding the foregoing, ROIC will be adjusted to exclude the impact of any change in accounting standards or adoption of any new accounting standard that was not included in the 2021 Long Range Plan that is required under generally accepted accounting principles in the United States and that is reported in the Corporation’s filings with the Securities and Exchange Commission as having a material effect on the Corporation’s consolidated financial statements. ROIC, as included in the 2021 Long Range Plan, and the change in ROIC for purposes of the ROIC Performance Factor, will be determined in accordance with this Section 4.1(b).

4.2    Cash Flow Performance Factor. The Cash Flow Performance Factor will be determined by comparing the Corporation’s cumulative Cash Flow during the Performance Period to the Cash Flow Target, and then identifying the Cash Flow Performance Factor based upon the factor associated with the change from the Cash Flow Target on the following table:

Cash Flow Band	Cash Flow Performance Factor
120% of Target	200% (Maximum)
Cash Flow Target	100%
85% of Target	25% (Threshold)

Award Date: February 25, 2021

(a)    Cash Flow Definition. For purposes of this Award Agreement, “Cash Flow” means net cash flow from operations, adjusted to exclude the impact of: (i) the aggregate after tax difference between the amount forecasted in the Corporation’s 2021 Long Range Plan to be contributed by the Corporation to the Corporation’s defined benefit pension plans during the Performance Period and the actual amounts contributed by the Corporation during the Performance Period; (ii) any tax payments or tax benefits during the Performance Period associated with the divestiture of business units, other than tax payments or tax benefits that were included in the Corporation’s 2021 Long Range Plan; (iii) for any year in which Cash Flow would otherwise be affected by Tax Reform or an annual net change in cash tax liability resulting from a change in law or interpretation of law related to the amortization of research or experimental expenditures under Section 174 of the Code, as amended from time to time, as reflected in any future Long Range Plan, financial statement or tax return, the aggregate difference between the tax payments forecasted in the 2021 Long Range Plan and the actual tax payments (and adjusting the amount under clause (i) above, if any, to the extent necessary to avoid double counting of tax impacts); and (iv) any net increase or decrease to cash flow from operations during the Performance Period not forecasted in the 2021 Long Range Plan resulting from (A) the deferral of payroll taxes per Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020, (B) impacts to net progress invoice receipts per changes to Defense Federal Acquisition Regulation Supplement 232.501-1, as described in the Class Deviation issued by the U.S. Department of Defense in March 2020 (or any subsequent revisions), (C) cash flow impacts due to accelerated payments to suppliers directly related to neutralizing (A) and (B) above during any Performance Period, and (D) any other relief, support, stimulus, assistance or other program provided by any U.S. governmental authority solely and directly in response to the COVID-19 pandemic (and any evolutions thereof) on or after the date hereof that creates a material cash flow impact on the business similar in nature to the items described in (A) and (B) above.

(b)    Cash Flow Determination. Cash Flow shall be determined by the Committee based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Cash Flow is being determined, the Committee shall determine Cash Flow in a manner consistent with the historical practices used by the Corporation in determining net cash provided by operating activities as reported in its audited consolidated statement of cash flows, in either case as modified by this paragraph. Notwithstanding the foregoing, Cash Flow will be adjusted to exclude the impact of any change in accounting standards or adoption of any new accounting standard that was not included in the 2021 Long Range Plan that is required under generally accepted accounting principles in the United States and that is reported in the Corporation’s filings with the Securities and Exchange Commission as having a material effect on the Corporation’s consolidated financial statements.

4.3    Interpolation of ROIC and Cash Flow Metrics. If the Corporation’s ROIC or Cash Flow falls above or below Target and between the two percentages of Target listed in the applicable table in Section 4.1 or 4.2, the appropriate performance factor will be interpolated on a linear basis. Notwithstanding the foregoing, the ROIC Performance Factor will always be zero if the ROIC for the Performance Period is less than 90% of the ROIC Target and the Cash Flow

Award Date: February 25, 2021

Performance Factor will always be zero if the aggregate Cash Flow for the Performance Period is less than 85% of the Cash Flow Target.

4.4    For purposes of this Section 4, all references to the 2021 Long Range Plan shall be to the 2020 Long Range Plan as was in effect on February 24, 2021.

Section 5.    Payment of Award.

5.1.    Employment Requirement.

(a)    General Rule. In order to be eligible to receive payment of your Award as determined under Sections 2.1(d), 5.2 and 5.3, you must accept this Award Agreement as described in Section 18 and remain employed by the Corporation through the last day of the Performance Period. Except as provided below or where prohibited by law, if your employment as an Employee terminates during the Performance Period, you shall forfeit your right to receive all or any part of your Award. If you are on Corporation-approved leave of absence at any point during the Performance Period, for purposes of this Award Agreement, you will be considered to still be in the employ of the Corporation, unless otherwise provided in an agreement between you and the Corporation.

(b)    Exceptions. Notwithstanding Section 5.1(a), if the Committee determines

(1)    that your employment as an Employee terminated as a result of your death, Total Disability or Retirement, or a Divestiture (each as defined in Section 5.1(c)), or

(2)    that the Corporation terminated your employment involuntarily after August 25, 2021 (the “Minimum Service Date”), (except that, if you are an employee who has been identified by the Corporation as subject to Divestiture, “after the Minimum Service Date,” does not apply to you) as a result of a layoff, including through a voluntary layoff program that constitutes a window program under Section 409A of the Code, you shall be eligible to receive a fraction of your Potential Award. The numerator of such fraction shall equal the number of days from the Award Date to the date your employment as an Employee terminated, and the denominator shall equal the total number of days from the Award Date to the end of the Performance Period.

As a condition to being eligible to receive a portion of your Potential Award as a result of your layoff in accordance with Section 5.1(b)(2), you will be required to execute and deliver to the Corporation a general release of claims against the Corporation in a form acceptable to the Corporation within the time period specified by the Corporation in such release and not revoke such release within any revocation period provided for therein. Except as otherwise expressly provided by the Corporation in writing, a failure to satisfy this condition will result in forfeiture of your right to receive all or any part of your Award on the date of your layoff.

Award Date: February 25, 2021

The Committee shall have complete and absolute discretion to make the determinations called for under this Section 5.1(b), and all such determinations shall be binding on you and on any person who claims all or any part of your Award on your behalf as well as on the Corporation.

(c)    Special Definitions. For purposes of this Award Agreement:

(1)    Your employment as an Employee shall be treated as terminating because of a “Total Disability” on the date you commence receiving a benefit under the Corporation’s long-term disability plan in which you participate, or if you are not enrolled in the Corporation’s long-term disability plan, the date on which long-term disability benefits would commence under the plan under which you would have been covered, had you enrolled, using the standards set forth in that plan;

(2)    Your employment as an Employee shall be treated as terminating as a result of Divestiture if the Corporation divests all or substantially all of a business operation of the Corporation and such divestiture results in the termination of your employment with the Corporation and a transfer of such employment to the other party in the Divestiture. A “Divestiture” shall mean a transaction that results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity interests are directly or indirectly owned or controlled by the Corporation, by one or more of the Corporation’s Subsidiaries or by any combination thereof; and

(3)    Your employment as an Employee shall be treated as terminating because of “Retirement” if the effective date of your termination of employment is after the “Minimum Service Date, and (i) after you reach age 65, or (ii) after you reach age 55 and have (at the time of your termination) completed at least ten years of service with the Corporation. For this purpose, the effective date of your termination of employment is the day next following your last day worked.

(d)    Resignation or Termination before the Last Day of the Performance Period.

(1)    Except where prohibited by law, if you resign or your employment otherwise terminates before the last day of the Performance Period, other than on account of death, Total Disability, layoff, Retirement or Divestiture (as described above) or Change in Control (as described below), you will forfeit your right to receive all or any part of your Award on the date of your termination.

(2)    Except where prohibited by law, if your employment terminates for any reason before the last day of the Performance Period by action of the Corporation due to your misconduct, then you will forfeit your right to receive all or any part of your Award on the date of your termination, even if at the time of your termination due to misconduct you have attained (i) age 55 and ten years of service, or (ii) age 65. The business area or Enterprise Operations review

Award Date: February 25, 2021

committee responsible for determinations of misconduct, or the Committee if you are an Elected Officer, will determine if your employment terminates due to misconduct.

5.2.    Payment Rules.

(a)    General Rule: Vesting; Method of Payment; Timing of Payment. If you are eligible to receive all, or a portion of, your Potential Award under Section 5.1, up to $10,000,000 of your Potential Award shall be fully vested on the date on which the Committee certifies in writing that your Target Award has become a Potential Award for the Performance Period. This portion of your award shall be known as the “Payable Portion” of your Potential Award. The Payable Portion of your Potential Award shall be (i) paid to you in cash as soon as administratively practicable after the certification date described above, but not later than March 15, 2023, or (ii) deferred in accordance with Section 5.2(c), if applicable. Subject to any deferral election under Section 5.2(c), in the event of your death, the Payable Portion of your Potential Award will be made to your Beneficiary (as defined in the Plan).

(b)    Special Rules for Certain Employees Terminated During Performance Period. If you terminate employment during the Performance Period but are eligible to receive a portion of your Potential Award as a result of an exception under Section 5.1(b), payment of such portion of your Potential Award shall be in full satisfaction of all rights you have under this Award Agreement. The portion of your Potential Award payable to you following a termination of employment during the Performance Period under circumstances described in Section 5.1(b) shall be paid to you or, in the event of your death, to your Beneficiary, at the time specified in Section 5.2(a) (subject to Section 5.2(c)).

(c)    Deferral. You may be given an opportunity to elect to defer any amounts payable under Section 5.2 of this Award Agreement. In such event, such election shall be irrevocable, shall be made in accordance with the terms of the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (“DMICP”) and the requirements of Section 409A of the Code, and shall be subject to such additional terms and conditions as are set by the Committee. A deferral election form and the terms and conditions for any deferral will be furnished to you in due course. The beneficiary designation for the DMICP shall govern any amounts deferred under the terms of the DMICP. This Section 5.2(c) shall not apply if you are a taxpayer in a country other than the United States or are not otherwise eligible to participate in the DMICP.

(d)    Payment Rules Applicable to Canadian Employees. If you are employed in Canada, for purposes of the Award Agreement, the date of termination of employment will be the last day of actual and active employment. For the avoidance of doubt, except as may be required by applicable minimum standards legislation, no period of notice or payment in lieu of notice that is given or that ought to have been given under any applicable law or contract in respect of such termination of employment that follows or is in respect of a period after your last day of actual and active employment, if any, will be considered as extending your period of employment for the purposes of determining your entitlement under this Agreement.

Award Date: February 25, 2021

5.3.    Cutback. Any portion of your Potential Award in excess of the Payable Portion of your Potential Award will be forfeited to the extent that such portion, together with payments attributable to any other Cash-Based Awards that are granted during 2021 as Performance Based Awards, exceeds $10,000,000. Amounts in excess of any Plan limits also shall be forfeited.

Section 6.    No Assignment – General Creditor Status.

You shall have no right to assign any interest you might have in all or any part of the Target Award or Potential Award which has been granted to you under this Award Agreement and any attempt to do so shall be null and void and shall have no force or effect whatsoever. Furthermore, all payments called for under this Award Agreement shall be made in cash from the Corporation’s general assets, and your right to payment from the Corporation’s general assets shall be the same as the right of a general and unsecured creditor of the Corporation.

Section 7.    Plan.

This Award Agreement shall be subject to all of the terms and conditions set forth in the Plan.

Section 8.    Change in Control.

8.1.    Vesting of Award Upon Change in Control. In the event of a consummation of a Change in Control during the Performance Period, your Target Award will become vested (i) on the effective date of the Change in Control if the LTIP Award is not assumed or continued, or equivalent cash incentives are not substituted for your LTIP Award by the Corporation or its successor, or (ii) if the LTIP is assumed, continued or substituted, upon your involuntary termination other than for Cause (not including death or Total Disability) or your voluntary termination with Good Reason, in either case, within the 24-month period following the consummation of the Change in Control. The cash payment in which you have become vested shall be delivered to you within fourteen (14) days of the date on which you become vested.

8.2    Special Definitions. For purposes of this Award Agreement:

(a)    Cause shall mean either of the following:

1)    Conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability); or

2)    Willful misconduct that is materially injurious to the Corporation’s financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by you (a) in bad faith; (b) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (c) in circumstances where you had reasonable cause to believe that the act or failure to act was unlawful.

Award Date: February 25, 2021

(b)    Good Reason shall mean, without your express written consent, the occurrence of any one or more of the following after the Change in Control:

1)    A material and substantial reduction in the nature or status of your authority or responsibilities;

2)    A material reduction in your annualized rate of base salary;

3)    A material reduction in the aggregate value of your level of participation in any short- or long- term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies;

4)    A material reduction in the aggregate level of participation in equity-based incentive compensation plans; or

5)    Your principal place of employment is relocated to a location that is greater than fifty (50) miles from your principal place of employment on the date the Change in Control is consummated.

Your continued employment following an event that would constitute a basis for voluntary termination with Good Reason shall not constitute Good Reason if you consent to, or waive your rights with respect to, any circumstances constituting Good Reason. In addition, the occurrence of an event described in 1) through 5) shall constitute the basis for voluntary termination for Good Reason only if you provide written notice of your intent to terminate employment within 90 days of the first occurrence of such event and the Corporation has had at least 30 days from the date on which such notice is provided to cure such occurrence. If you do not terminate employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

8.3.    Special Rule. Notwithstanding Section 8.1, if a payment in accordance with those provisions would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, then the date of distribution to you shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

Section 9.    Amendment and Termination.

As provided in Section 9 of the Plan, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time deviate from or amend this Award Agreement. Notwithstanding the foregoing, no such action by the Board of Directors or the Committee shall amend Sections 1, 2, 3, 4, or 5 in a manner adverse to you or reduce the amount payable hereunder in a material manner without your written consent. For this purpose, a change in the amount payable hereunder that occurs solely by reason of a change in the date or form of payment due to Section 409A of the Code or Section 16 of the Exchange Act shall in no case be treated as a reduction prohibited by this Section 9. Thus, for example, if an amount

Award Date: February 25, 2021

payable by reason of Section 8 is delayed by an amendment to this Award Agreement or other action undertaken to comply with Section 409A of the Code, such a change shall not be treated as a reduction prohibited by this Section 9. This Section 9 shall be construed and applied so as to permit the Committee to amend this Award Agreement at any time in any manner reasonably necessary or appropriate in order to comply with the requirements of Section 16 of the Exchange Act and of Section 409A of the Code, including amendments regarding the timing and form of payments hereunder.

Section 10.    Data Privacy Consent For Employees Located Outside Of The United States.

    To the extent recognized under applicable law, if you are located outside of the United States, then by accepting this Award Agreement as described in Section 18, you hereby explicitly and unambiguously consent to, and acknowledge the need for, the collection, use and transfer, in electronic or other form, of your Personal Data (defined below) as described in this Award Agreement by and among the Corporation for the exclusive purpose of implementing, administering and managing your participation in the Plan.

    You understand that the Corporation collects, holds, uses, and processes certain information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Corporation, details of all awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Corporation acts as the controller/owner of this Personal Data, and processes this Personal Data for purposes of implementing, administering, and managing the Plan. The Corporation protects the Personal Data that it receives in the United States from the European Union (“EU”), or any other location outside the United States, in accordance with data transfer agreements based on EU-approved Standard Contractual Clauses.

    You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different, including less stringent, data privacy laws and protections than your country. You may request a list with the names and addresses of any third-party recipients of the Personal Data at any time by contacting your local human resources representative. When disclosing Personal Data to these third parties, the Corporation provides appropriate safeguards for protecting the transfer of your Personal Data, such as establishing standard data protection clauses with the third parties as adopted by the European Commission. You may request a copy of, or information about, such safeguards by contacting your local human resources representative. You recognize that the Corporation and any other possible recipients including any present or future third-party recipients must receive, possess, use, retain and transfer your Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Corporation may elect to administer the settlement of any award. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and comply with applicable legal requirements.

Award Date: February 25, 2021

    To the extent provided by your local law, you may, at any time, have the right to request: access to your Personal Data, rectification of your Personal Data, erasure of your Personal Data, restriction of processing of your Personal Data, portability of your Personal Data and information about the storage and processing of your Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of your Personal Data, as well as to refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Section 11.    No Assurance of Employment; No Right to an Award; Value of Award.

Nothing contained in the Plan or in this Award Agreement shall confer upon you any right to continue in the employ or other service of the Corporation or constitute any contract (of employment or otherwise) or limit in any way the right of the Corporation to change your compensation or other benefits or to terminate your employment with or without cause. You acknowledge and agree that:

(a)    the Plan is discretionary in nature and the Board of Directors may amend, suspend, or terminate it at any time;

(b)    the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of any Awards, or benefits in lieu of any Award even if Awards have been granted repeatedly in the past;

(c)    all determinations with respect to such future Awards, if any, including but not limited to the times when Awards shall be granted or when Awards shall vest, will be at the sole discretion of the Committee or its delegate;

(d)    your participation in the Plan is voluntary;

(e)    the value of the Award is an extraordinary item of compensation, which is outside the scope of your employment contract (if any), except as may otherwise be explicitly provided in your employment contract;

(f)    the Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g)    the Award shall expire upon termination of your employment for any reason except as may otherwise be explicitly provided in the Plan and this Award Agreement;

(h)    the future value of the Award is unknown and cannot be predicted with certainty; and

Award Date: February 25, 2021

(i)    no claim or entitlement to compensation or damages arises from the termination of the Award in accordance with the Plan and this Award Agreement or diminution in value of the Award and you irrevocably release the Corporation from any such claim that may arise.

Section 12.    Conflict.

In the event of a conflict between this Award Agreement and the Plan, the Plan document shall control.

Section 13.    Compliance with Section 409A of the Code.

It is the intent of the Corporation that your Award not be subject to taxation under Section 409A(a)(1) of the Code. Nevertheless, in the event that your Award is or could be subject to Section 409A of the Code, as determined by the Senior Vice President, Human Resources, in consultation with the General Tax Counsel or their delegate, the following rules apply: (i) the Award will be interpreted and administered to meet the requirements of Sections 409A(a)(2), (3) and (4) of the Code and thus to be exempt from taxation under Section 409A(a)(1) of the Code; (ii) no Award payment will be made on account of your termination of employment unless the termination of employment constitutes a “separation from service” under Section 409A(a)(2)(a)(i) of the Code; and (iii) if you are a “specified employee” within the meaning of Section 409A of the Code, any payment in respect of this Award made on account of a termination of employment will be delayed for six (6) months following such termination of employment, and then made at the earliest date permitted by Section 409A of the Code.

Section 14.    Post-Employment Covenants & Stock Ownership Requirements.

    Except where prohibited by law, by accepting this Award Agreement as described in Section 18, you agree to the terms of the Post-Employment Conduct Agreement contained in Exhibit A to this Award Agreement and you acknowledge receipt of the Stock Ownership Requirements (“Ownership Requirements”) attached as Exhibit B to this Award Agreement and agree to comply with such Ownership Requirements as amended from time to time. If you are not a Vice President (or above) on the Award Date, but you are promoted to Vice President (or above) prior to the last day of the Performance Period, the Ownership Requirements as in effect at that time shall become applicable to you on the date of your promotion to Vice President (or above).

Section 15.    English Language.

    You have received the terms and conditions of this Award Agreement and any other related communications, and you consent to having received these documents, in English. If you have received this Award Agreement or any other documents related to the Plan translated into a language other than English, and if the translated version is different from the English version, the English version will control.

Quebec Residents Only: The Parties have agreed that this Award Agreement, the Plan as well as any notice, document or instrument relating to them be drawn up in English only. You acknowledge that, upon your reasonable request, the Corporation will provide a French

Award Date: February 25, 2021

translation of such documents to you. Les parties aux présentes ont convenu que la présente accord, le "Plan," ainsi que tous autres avis, actes ou documents s'y rattachant soient rédigés en anglais seulement. Vous reconnaissez que, à votre demande raisonnable, "the Corporation" fournit une traduction française de ces documents à vous.

Section 16.    Currency Exchange Risk.

If your functional currency is not the U.S. dollar, you agree and acknowledge that you will bear any and all risk associated with the exchange or fluctuation of currency associated with the Award (the “Currency Exchange Risk”). You waive and release the Corporation and its subsidiaries from any potential claims arising out of the Currency Exchange Risk.

Section 17.    Exchange Control Requirements.

You agree and acknowledge that you will comply with any and all exchange control requirements applicable to the Award and any resulting funds including, without limitation, reporting or repatriation requirements. You further agree and acknowledge that you will determine whether any such requirements are applicable to the Award and any resulting funds, and that you are not relying on the Corporation for any advice in this regard.

Section 18.    Acceptance of Award Agreement; Electronic Delivery.

By accepting this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award through the Stock Plan System at http://www.stockplanconnect.com) as well as to electronic delivery of the Corporation’s annual report on Form 10-K, proxy statement and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Vice President of Total Rewards and Performance Management at Lockheed Martin Corporation, Mail Point 126, 6801 Rockledge Drive, Bethesda, MD 20817. The Corporation will deliver any documents related to the Award under the Plan or future Awards that may be awarded under the Plan through the Stock Plan System. The Corporation will request your consent to participate in the Plan through the Stock Plan System. You hereby consent to receive such documents and agree to participate in the Plan through the Stock Plan System.

No Award is enforceable until you properly acknowledge your acceptance of this Award Agreement by completing the electronic receipt on the Stock Plan System as soon as possible but in no event later than the Acceptance Deadline. Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance (and not by your estate, your spouse or any other person) and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. Notwithstanding the foregoing, this Award will be enforceable and deemed accepted, and will not be forfeited, if you are unable to accept this Award Agreement personally by the Acceptance Deadline, due to your death, disability, incapacity, deployment in the Armed Forces, or similar unforeseen circumstance as determined by the Corporation in its discretion. If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement electronically on or before the Acceptance Deadline, by going to the Stock Plan System at http://www.stockplanconnect.com.

Award Date: February 25, 2021

    Assuming prompt and proper acknowledgment of this Award Agreement as described in Section 18, this Award will be effective as of the Award Date.

Award Date: February 25, 2021

Appendix A

Capitalized Terms

Acceptance Deadline	3rd ¶
Award	1st ¶
Award Date Cash-Based Award Cash Flow	Header Plan § 4.2(a)
Cash Flow Performance Factor	§ 4.2
Cash Flow Target Cause Change in Control	§ 2.1(c) § 8.2(a) Plan
Code Committee	Plan 2nd ¶
Corporation	1st ¶
Currency Exchange Risk	§ 16
Divestiture Employee Exchange Act Good Reason Insider	§ 5.1(c)(2) Plan Plan § 8.2(b) Plan
Minimum Service Date	§ 5.1(b)(ii)
Ownership Requirements	§ 14
Payable Portion	§ 5.2(a)
Peer Company Peer Performance Group Percentile Ranking	§ 3.1 § 3.1 § 3.2
Performance-Based Award Performance Period	Plan § 1.2
Personal Data	§ 10
Plan	1st ¶
Post-Employment Conduct Agreement	4th ¶
Potential Award	§ 2.1(d)
ROIC	§ 4.1(a)
ROIC Performance Factor ROIC Target	§ 4.1 § 2.1(b)
Stock Plan System	2nd ¶
Subsidiary	Plan
Target Award	1st ¶, § 1.1
Tax Reform	§ 4.1(a)
Total Disability Total Stockholder Return or TSR	§ 5.1(c)(1) § 3.2
Total Stockholder Return Performance Factor 2021 Long Range Plan	§ 3.1; § 3.2 § 4.4

Award Date: February 25, 2021

Exhibit A
Post-Employment Conduct Agreement
(LTIP Grant)

This Post-Employment Conduct Agreement (this “PECA”) attached as Exhibit A to the Award Agreement with an Award Date of February 25, 2021, (the “Award Agreement”) is entered into in consideration of, among other things, the grant of a Long Term Incentive Performance Award to me under the Award Agreement (the “LTIP”) pursuant to the Lockheed Martin Corporation 2020 Incentive Performance Award Plan (the “Plan”). References to the “Corporation” shall include Lockheed Martin Corporation and its Subsidiaries. By accepting the LTIP, I agree as follows:

1.    Restrictions Following Termination of Employment.

(a)    Covenant Not To Compete – Without the express written consent of the “Required Approver” (as defined in Section 6), during the one-year (or two-year for Elected Officers) period following the date of my termination of employment (the “Termination Date”) with the Corporation, I will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined in Section 6), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case,

(i)    oversees, controls or affects the design, operation, research, manufacture, marketing, sale or distribution of “Competitive Products or Services” (as defined in Section 6) of or by the Restricted Company, or

(ii)    would involve a substantial risk that the “Confidential or Proprietary Information” (as defined in Section 1(c)) of the Corporation (including but not limited to technical information or intellectual property, strategic plans, information relating to pricing offered to the Corporation by vendors or suppliers or to prices charged or pricing contemplated to be charged by the Corporation, information relating to employee performance, promotions or identification for promotion, or information relating to the Corporation’s cost base) could be used to the disadvantage of the Corporation.

I acknowledge and agree that: (A) enforcement of this PECA pursuant to Sections 1(a)(i) and (ii) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c); and (B) Section 1(a)(i) and (ii) shall not apply to me if I am a resident of or work in California or if I work and/or reside in any other state or jurisdiction that prohibits or otherwise bans such a covenant between the Corporation and me.

To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct (such as the ABA Model Rules of Professional Conduct and state versions thereof), Sections 1(a)(i) and (ii) and Section 1(b) relating to non-solicitation, shall apply to individuals who are employed by the Corporation in an attorney position and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation does not include practicing law.

Award Date: February 25, 2021

In lieu of Section 1(a)(i) and (ii), as well as Section 1(b) relating to non-solicitation, the following Section 1(a)(iii) shall apply to individuals who are employed by the Corporation in an attorney position, and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation includes practicing law.

(iii)    Post-Employment Activity As a Lawyer – I acknowledge that as counsel to the Corporation, I owe ethical and fiduciary obligations to the Corporation and that at least some of these obligations will continue even after my Termination Date with the Corporation. I agree that after my Termination Date I will comply fully with all applicable ethical and fiduciary obligations that I owe to the Corporation. To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct, I agree that I will not:

(a)    Represent any client in the same or a substantially related matter in which I represented the Corporation where the client’s interests are materially adverse to the Corporation; or

(b)    Disclose confidential information relating to my representation of the Corporation, including the disclosure of information that is to the disadvantage of the Corporation, except for information that is or becomes generally known.

The Corporation’s Senior Vice President, General Counsel, and Corporate Secretary or the General Tax Counsel, as applicable, will determine in their discretion whether an individual is employed by the Corporation in an attorney position.

(b)    Non-Solicit – Without the express written consent of the Required Approver, during the two-year period following the Termination Date, I will not (i) cause or attempt to cause, directly or indirectly, the complete or partial loss of any contract in effect before the Termination Date between the Corporation and any customer, supplier, distributor or manufacturer of or to the Corporation with which I was responsible, in whole or in part, for soliciting, negotiating, implementing, managing, or overseeing or (ii) induce or attempt to induce, directly or indirectly, any person who is an employee of the Corporation with whom I worked or interacted with within two years prior to the Termination Date to cease employment with the Corporation in order to perform work or services for any entity other than the Corporation. I acknowledge and agree that the enforcement of this PECA pursuant to Section 1(b)(i) is necessary to protect, among other interests, the Corporation’s trade secrets and other Confidential or Proprietary Information, as defined by Section 1(c).

(c)    Protection of Proprietary Information – Except to the extent required by law, following my Termination Date, I will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements that I signed while employed by the Corporation committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of the Corporation or any of its affiliates, subsidiaries, related companies, joint ventures, partnerships, customers, suppliers, partners, contractors or agents, in each case in accordance with the terms of such agreements. I will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of the Corporation or others to which I had access or that I was responsible for creating or overseeing during my employment with the

Award Date: February 25, 2021

Corporation. In the event I become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, I will immediately notify the Corporation’s Senior Vice President, General Counsel, and Corporate Secretary as to the existence of the obligation and will cooperate with any reasonable request by the Corporation for assistance in seeking to protect the information. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Corporation shall be and remain the property of the Corporation. For purposes of this PECA, “Confidential or Proprietary Information” means trade secrets, as defined by applicable law, and Proprietary Information within the meaning of CRX-015C (a copy of which has been made available to me), including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business, technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)    existing and contemplated business, marketing and financial business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers or competitors, and

(ii)    existing and contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, production techniques, research and development activities, inventions, discoveries, and improvements, and

(iii)    human resources and personnel information.

(d)    No Disparagement – Following the Termination Date, I will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage the Corporation or its directors, officers, employees, technology, products or services with respect to any matter whatsoever.

(e)    Cooperation in Litigation and Investigations – Following the Termination Date, I will, to the extent reasonably requested, cooperate with the Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of my employment with the Corporation, I reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this PECA, nothing in this PECA shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

Award Date: February 25, 2021

(f)    Communications with Regulatory Authorities – Nothing in this PECA prohibits or restricts me (or my attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission or any other federal or state regulatory authority regarding a possible securities law violation.

(g)    Notice under the Defend Trade Secrets Act – Notwithstanding anything in this PECA to the contrary:

(i)    I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)    If I file a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, I may disclose the Corporation’s trade secrets to my attorney and use the trade secret information in the court proceeding if I (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

2.    Consideration and Acknowledgement. I acknowledge and agree that the benefits and compensation opportunities being made available to me under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to me in connection with my employment by the Corporation and that the grant of the LTIP is expressly made contingent upon my agreements with the Corporation set forth in this PECA. I acknowledge that the scope and duration of the restrictions in Section 1 are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation opportunities being made available to me under the Award Agreement. I further acknowledge and agree that as a result of the high level executive and management positions I hold with the Corporation and the access to and extensive knowledge of the Corporation’s Confidential or Proprietary Information, employees, suppliers and customers, these restrictions are reasonably required for the protection of the Corporation’s legitimate business interests, including, but not limited to, the Corporation’s Confidential or Proprietary Information.

3.    Remedies For Breach of Section 1; Additional Remedies of Clawback and Recoupment.

(a)    I agree, upon demand by the Corporation, to forfeit, return or repay to the Corporation the “Benefits and Proceeds” (as defined below) in the event any of the following occur:

(i)    I breach any of the covenants or agreements in Section 1;

(ii)    The Corporation determines that either (a) my intentional misconduct or gross negligence, or (b) my failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation, contributed to the Corporation having to restate all or a portion of its financial statements filed for any period with the Securities and Exchange Commission;

Award Date: February 25, 2021

(iii)    The Corporation determines that I engaged in fraud, bribery or any other illegal act or that my intentional misconduct or gross negligence (including the failure to report the acts of another person of which I had knowledge during the period I was employed by the Corporation) contributed to another person’s fraud, bribery or other illegal act, which in any such case adversely affected the Corporation’s financial position or reputation;

(iv)    The Corporation determines that my intentional misconduct or gross negligence caused severe reputational or financial harm to the Corporation;

(v)    The Corporation determines that I misappropriated Confidential or Proprietary Information, as defined in Section 1(c), and I (A) intended to use the misappropriated Confidential or Proprietary Information to cause severe reputational or financial harm to the Corporation or (B) used the misappropriated Confidential or Proprietary Information in a manner that caused severe reputational or financial harm to the Corporation; or

(vi)    Under such other circumstances specified by final regulation issued by the Securities and Exchange Commission entitling the Corporation to recapture or clawback “Benefits and Proceeds” (as defined below).

(b)    The remedy provided in Section 3(a) shall not be the exclusive remedy available to the Corporation for any of the conduct described in Section 3(a) and shall not limit the Corporation from seeking damages or injunctive relief. For purposes of Section 3(a), a determination by the Corporation means, with respect to an Elected Officer, a determination by the Management Development and Compensation Committee of the Board of Directors of the Corporation (the “Committee”) and, with respect to any other employee, a determination by a review committee consisting of the Senior Vice President, Human Resources, the Senior Vice President, Ethics and Enterprise Assurance, and the Senior Vice President, General Counsel and Corporate Secretary.

(c)    For purposes of this Section 3, “Benefits and Proceeds” means (i) to the extent I have earned any of the LTIP, any cash paid to me, whether paid currently or deferred; and (ii) to the extent I have not earned the LTIP fully, all of my remaining rights, title or interest in the LTIP.

4.    Injunctive Relief. I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Section 1 or the conduct described in Section 3(a), and, therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including but not limited to, an action under Section 3(a)), the Corporation shall be entitled to injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of the posting of any bond or similar security.

5.    Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of this PECA shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of this PECA is adjudicated to be invalid or unenforceable, this PECA shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply

Award Date: February 25, 2021

only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

6.    Definitions. Capitalized terms not defined in this PECA have the meaning given to them in the Plan, as applicable. For purposes of this PECA, the following terms have the meanings given below:

(a)    “Restricted Company” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, Raytheon Technologies Corporation, Honeywell International Inc., BAE Systems Inc., L3Harris Technologies, Inc., Thales, Airbus Group, Inc., Textron Inc., Leonardo SpA, Leidos Holdings, Inc. and (i) any entity directly or indirectly controlling, controlled by, or under common control with any of the foregoing, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction, or as a result of a name change.
(b)    “Competitive Products or Services” means products or services that compete with, or are an alternative or potential alternative to, products sold or services provided by a subsidiary, business area, division or operating unit or business of the Corporation as of the Termination Date and at any time within the two-year period ending on the Termination Date; provided, that, (i) if I had direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided during that two-year period by the subsidiary, business area, division or operating unit of the Corporation for which I had responsibility, and (ii) if I did not have direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided by a subsidiary, business area, division or operating unit of the Corporation for which I had access (or was required or permitted such access in the performance of my duties or responsibilities with the Corporation) to Confidential or Proprietary Information of the Corporation at any time during the two-year period ending on the Termination Date.

(c)    “Required Approver” means:

(i)    with respect to the President and Chief Executive Officer, the Management Development and Compensation Committee of the Corporation’s Board of Directors;

(ii)    with respect to an Elected Officer, the Corporation’s President and Chief Executive Officer; or

(iii)    with respect to all other employees, the Senior Vice President, Human Resources of the Corporation.

(d)    “Elected Officer” means an officer of the Corporation who was elected to their position by the Corporation’s Board of Directors.

Award Date: February 25, 2021

7.    Miscellaneous.

(a)    The Plan, the Award Agreement (with Exhibit B) and this PECA constitute the entire agreement governing the terms of the award of the LTIP to me.

(b)    This PECA shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any enforcement of, or challenge to, this PECA may only be brought in the United States District Court for the District of Maryland, unless it is determined that such court does not have subject matter jurisdiction, in which case any such enforcement or challenge must be brought in the Circuit Court of Montgomery County in the State of Maryland.  Both parties consent to the proper jurisdiction and venue of such court, as applicable, for the purpose of enforcing or challenging this PECA. This Section 7(b) shall not apply to residents of California.

(c)    This PECA shall inure to the benefit of the Corporation’s successors and assigns, and may be assigned by the Corporation without my consent.

(d)    This PECA provides for certain obligations on my part following the Termination Date and shall not, by implication or otherwise, affect in any way my obligations to the Corporation during the term of my employment by the Corporation, whether pursuant to written agreements between the Corporation and me, the provisions of applicable Corporate policies that may be adopted from time to time or applicable law or regulation.

This PECA is effective as of the acceptance by me of the award of an LTIP under the Award Agreement and is not contingent on the vesting of the LTIP.

Award Date: February 25, 2021

Exhibit B
Stock Ownership Requirements

Lockheed Martin’s Stock Ownership Requirements for Key Employees apply to all senior level positions of Vice President and above. This reflects the expectations of our major stockholders that management demonstrate its confidence in Lockheed Martin through a reasonable level of personal share ownership. This practice is consistent with other major U.S. corporations which link some portion of personal financial interests of key employees with those of shareholders.

Stock Ownership Requirements

Title	Annual Base Pay Multiple

Chairman, President and Chief Executive Officer	6 times
Chief Operating Officer; Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Senior Vice Presidents	2 times
Other Elected Officers	2 times
Other Vice Presidents	1 times
Satisfaction of Requirements

Covered employees may satisfy their ownership requirements with common stock in these categories:
•Shares owned directly.
•Shares owned by a spouse or a trust.
•Shares represented by monies invested in 401(k) Company Common Stock Funds or comparable plans.
•Share equivalents as represented by income deferred to the Company Stock Investment Option of the Deferred Management Incentive Compensation Plan (DMICP).
•Unvested Restricted Stock Units

Key employees will be required to achieve the appropriate ownership level within five years and are expected to make continuous progress toward their target. Appointment to a new level will reset the five-year requirement. Unexercised options prior to vesting are not counted toward meeting the guidelines.

Holding Period

Covered employees must retain net vested Restricted Stock Units and Performance Stock Units and the net shares resulting from any exercise of stock options if the ownership requirements are not yet satisfied.

Award Date: February 25, 2021

Covered employees are asked to report annually on their progress toward attainment of their share ownership goals.